Exhibit 10.27

TELENAV, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and effective as of August 29, 2012 (the “Effective Date”), by and between TeleNav, Inc. (the “Company”) and Marc Aronson (hereinafter referred to as Consultant). The Company intends to engage Consultant to perform work under the terms of this Agreement.

1.	Services

1.1 As of the Effective Date, Consultant will serve as a consultant to the Company. Consultant shall assist the Company with the transition of YC Chao into role as Acting head of Global Engineering and such other efforts as the parties may mutually agree (the “Services”). Consultant shall report to YC Chao or such other person as the Company may elect.

1.2 Consultant will make himself available for up to Ten (10) hours per month (the “Business Hours”) during the term of this Agreement. Upon mutual agreement between the parties, Consultant may be available for additional hours or at different times. Consultant shall be available by the Company over the telephone during Business Hours, through written correspondence, or with prior notice and mutual agreement, attend meetings in person at the Company’s offices in Santa Clara County.

1.3 Consultant is responsible for providing his own workspace, personal computer and communications services.

2.	Intellectual Property and Work Product

2.1 “Intellectual Property Rights” means and includes all rights associated with patents, trademarks, business processes, domain names, works of authorship, designs, utility models, copyrights, whether registered or unregistered, including moral rights and any similar rights in any country, whether negotiable or not and also includes any applications for any of the foregoing and the right to apply for them in any part of the world; and all ideas, concepts, processes, inventions, creations, discoveries, programs, codes, software, algorithms, databases, trade secrets, know-how, improvements upon, additions or any research efforts relating to any of the above, whether registrable or not and any correspondence or documents relating to any of the above.

2.2 “Work Product” means any product that is developed by Consultant during the period and in course of providing Services to Company.

2.3 To the extent that Consultant makes, discovers or creates any Work Product in the course of its duties under this Agreement, it agrees that in this respect, Consultant has a special obligation to further the interests of Company and not create any third party interest in such Intellectual Property without the consent of Company.

2.4 Except as modified by Section 6 hereof, Consultant hereby undertakes that: (a) all Work Product and/or Intellectual Property Rights therein or related thereto conceived (whether or not actually conceived during regular business hours), discovered or made by Consultant during the course of performing its obligations under this Agreement, and other ideas, techniques or principles relating to Company shall be disclosed in writing promptly to Company and shall be and remain the sole and exclusive property of Company; and that (b) Consultant holds the Work Product merely in trust for and on behalf of Company.

2.5 Consultant acknowledges that all works of authorship which are made by it alone or jointly with others pursuant to this Agreement during the period for which Consultant is providing services to Company related to the Company or Company products and services and which are protectable by copyright are works for hire.

2.6 Any Work Product or any invention made by Consultant either singly or jointly, whether or not patentable or registrable under any statute in force for the time being prior to or during the term of this Agreement and one year thereafter including relating to or connected with any products of Company or any predecessor or earlier version of such products shall belong to Company.

2.7 Consultant hereby irrevocably, absolutely and forever, assigns to Company all Work Product, including any and all Intellectual Property Rights therein or related thereto, that Consultant may have or acquire, throughout the world and for the full term of the right title and interest in each and every item of such Work Product, including renewal or extension of any such term.

2.8 Any assignment of copyright under Section 2.7 includes moral rights and to the extent moral rights cannot be assigned under applicable law, Consultant hereby waives such moral rights whether owned jointly or singly prior to or during the term of this Agreement and for one year thereafter in favor of Company and consents to any action of Company that would violate such moral rights in the absence of such consent. Consultant will confirm any such waivers and consents from time to time as and when requested by Company.

2.9 Consultant shall perform, during and after the term of this Agreement, all acts deemed necessary or desirable by Company to permit and assist it, at Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing its rights in the Work Product and/or assignment by Consultant with respect to the Work Product in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.

2.10 Consultant agrees to abide by the sole discretionary decision of Company regarding the obtaining, gaining recognition of or enforcing rights in such Work Product (whether as patent, copyright, trade secret, trademark or otherwise).

2.11 Consultant irrevocably appoints Company to be its attorney, and on its behalf to sign, execute or make any such instrument, and generally to use its name for the purpose of giving to Company (or its nominee) the full benefit of the provisions of Section 2.

3.	Compensation

3.1 Cash Compensation. The Company shall pay Consultant a monthly payment of $5,000. In the event Consultant works more than the agreed monthly commitment, Company shall pay Consultant the additional sums at the an hourly rate of $250.00 per hour for Consultant’s services, promptly after Consultant has submitted an invoice for Consultant’s additional hours worked not more than 30 days after the last day of the month in which the additional hours were worked. All compensation paid to Consultant shall be subject to all required withholding and any payroll deductions elected by Consultant. Payments will be due on the 30th of each month following the first month of service (for example for the service month ending July 15, payment would be due July 30.

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3.2 Other Compensation. Compensation other than cash shall be at the discretion of the CEO and subject to the approval by the Company’s Board of Directors.

3.3 Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

3.4 Expenses. During the Term of this Agreement, the Company will reimburse Consultant for reasonable travel expenses incurred by Consultant in the furtherance of or in connection with the performance of Consultant’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

3.5 Termination of Unvested Options. Consultant agrees that in consideration for the payments to be made pursuant to section 3.1 of this Agreement, September 30, 2012 all then current options granted to Consultant and outstanding as of such date shall cease to vest and the options shall then expire as if Consultant were no longer providing services to the Company and Consultant shall have no further rights as to such options, beyond the relevant period to exercise such options as provided pursuant to the relevant option agreement. Consultant and Company agree that all outstanding RSU’s granted to Consultant shall continue to vest until September 30, 2012 at which time they will terminate and Consultant shall have no further rights to such options. Company and Consultant agree that there has been no break in Consultant’s continuous status as a service provider between his employment and the commencement of his consulting.

4.	Termination

4.1 Termination. Either party may terminate this Agreement upon giving the other party seven (7) days’ prior written notice of such termination pursuant to Section 10 of this Agreement, but not prior to September 30, 2012. Upon termination, any partial month of service will be considered a full month for compensation purposes. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

4.2 Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 3 of this Agreement; and

(2) Section 2 (Intellectual Property and Work Product), Section 6 (Certain Other Contracts), Section 7 (Confidentiality), Section 7 (Independent Contractor; Withholding), Section 15 (Indemnification) and Section 17 (Dispute Resolution) will survive termination of this Agreement.

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5.	Term

The term of this Agreement will begin on the Effective Date of this Agreement and will end upon notice of termination by either party as provided above (the “Term”).

6.	Certain Other Contracts

6.1 Consultant may from time to time seek other full time employment with or membership on a board of directors of a third party (the “Employer”). The Company acknowledges that Consultant is currently employed by Zuora and the Company recognizes that Consultant’s primary responsibility will be to the Employer. In connection with such employment, Consultant will enter into certain agreements with the Employer relating to ownership of intellectual property rights, conflicts of interest and other matters, and is subject to certain policy statements of the Employer (collectively, the “Employer’s Agreement”). If any provision of this Agreement is in conflict with the Employer’s Agreement, then the Employer’s Agreement will govern to the extent of such conflict, and the conflicting provisions of this Agreement will not apply.

6.2 Consultant will not disclose to the Company any information that Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, including but not limited to the Employer, and nothing in this Agreement will impose any obligation on Consultant to the contrary.

6.3 The consulting work performed hereunder will not be conducted on time that is required to be devoted to the Employer or any other third party. Consultant shall not use the funding, resources and facilities of the Employer or any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give the Employer or any third party rights to the product of such work. Nothing done in Consultant’s work for the Employer shall be considered part of services performed hereunder and nothing herein shall restrict Consultant’s work.

6.4 Consultant has disclosed and, during the Term, will disclose to the active management of the Company (including at least one of the following: the CEO and the Chief Financial Officer) any conflicts between this Agreement and any other agreements binding Consultant.

7.	Confidentiality

7.1 “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant other than information he received in the course of his employment with the Company, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

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7.2 Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

7.3 Consultant acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

7.4 Consultant agrees that the Confidential Information will be used by Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

7.5 Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. Consultant will treat all such information as confidential and proprietary property of the Company.

7.6 Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

7.7 Consultant recognizes and agrees that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, to any Confidential Information disclosed pursuant to this Agreement.

7.8 Upon termination of this Agreement, Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to Consultant or produced by Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 for a period of five years after the termination of this Agreement.

8.	Use of Name

It is understood that the name of Consultant and Consultant’s affiliation with the Employer will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company’s business. The above described uses will be deemed to be non-commercial uses. The name of the Employer will not be used for any commercial purpose without Consultant’s consent.

9.	No Conflict; Valid and Binding

Consultant represents that neither the execution of this Agreement nor the performance of Consultant’s obligations under this Agreement (as modified to the extent required by Section 6) will result in a violation or breach of any other agreement by which Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

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10.	Notices

Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service, or (iii) five days after sending when sent by regular mail to the following address:

In the case of the Company:

TeleNav, Inc.

950 DeGuigne Drive

Sunnyvale, California 94085-3900

Attn: General Counsel

In the case of Consultant:

Marc Aronson

[*****]

[*****]

or to other such address as may have been designated by the Company or Consultant by notice to the other given as provided herein.

11.	Independent Contractor; Withholding

Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits or otherwise. Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

12.	Assignment

Due to the personal nature of the services to be rendered by Consultant, Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

13.	Severability

If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

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14.	Remedies

Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 2, 6 and 7 hereof. In the event of a violation by Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

15.	Indemnification

Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any reckless or intentionally wrongful act of Consultant, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the Work Product of Consultant under this Agreement.

During the term of the Agreement, Consultant shall have the continuing benefit of the Indemnification Agreement entered into by and between the Company and Consultant as of October 17, 2011. Company shall also include Consultant as a covered individual under the terms of its ongoing Directors and Officers insurances coverage during the term of this Agreement.

16.	Governing Law; Entire Agreement; Amendment;

This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties and may only be amended in writing.

17.	Dispute Resolution

In any dispute arising hereunder, the prevailing party will pay the other party’s litigation costs, including reasonable attorneys’ fees. Any case or controversy between the parties arising out of this agreement will be determined exclusively in binding arbitration under the rules of the American Arbitration Association in Santa Clara County, California. Disputes not satisfactorily resolved in binding arbitration shall be litigated exclusively in the state or federal courts within the Northern District of California; each party submits to the personal jurisdiction of such courts and waives any claim that any of such courts constitutes an improper or inconvenient venue.

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IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed as of the date written above.

TeleNav, Inc.:		Consultant:

By:	/s/ HP Jin	/s/ Marc Aronson
Name:	HP Jin	Name:	Marc Aronson
Title:	Chief Executive Officer	Title:	Consultant

Address:	950 DeGuine Avenue	Address:
Sunnyvale, CA 94085-3900

Date:		Date:	8-21-12

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